 SEVENTH SUPPLEMENTAL INDENTURE

This SEVENTH SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) dated as of July 20, 2012 among OMNICOM GROUP INC., a New York corporation (the “Company”), OMNICOM CAPITAL INC., a Connecticut corporation (“OCI” and, together with the Company, the “Issuers”), and Deutsche Bank Trust Company Americas, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuers, Omnicom Finance Inc., a Delaware corporation (“OFI”), and the Trustee have heretofore executed and delivered to the Trustee an Indenture, dated as of June 10, 2003, as amended by the First Supplemental Indenture, dated as of November 5, 2003 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of November 4, 2004, the Third Supplemental Indenture, dated as of November 10, 2004, the Fourth Supplemental Indenture, dated as of June 30, 2006, the Fifth Supplemental Indenture, dated as of June 8, 2010, and the Sixth Supplemental Indenture, dated as of June 21, 2010 (as so amended, the “Indenture”), relating to the issuance of an aggregate principal amount of $600,000,000 of Zero Coupon Zero Yield Convertible Notes due 2033 (the “2033 Securities”), $84,000 of which are outstanding as 2033 Securities on the date hereof and $406,622,000 of which are outstanding as Zero Coupon Zero Yield Convertible Notes due 2038 (the “2038 Securities” and, together with the 2033 Securities, the “Securities”) on the date hereof;

WHEREAS, as permitted by the Indenture, including the provisions of Article V thereof, OFI has been merged with and into the Company;

WHEREAS, the Issuers desire to enter into this Supplemental Indenture pursuant to the Indenture to supplement the Indenture to evidence that the Company shall succeed to, and be substituted for, and may exercise every right and power of OFI;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1.                  Definitions. All capitalized terms used but not defined herein shall have the meanings given to such terms set forth in the Indenture.

2.                  Merger; Discharge. The Company shall succeed to, and be substituted for, and may exercise every right and power of OFI, and consequently, OFI is hereby discharged and released from any obligations under the Indenture.

3.                  Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.                  Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of this Supplemental Indenture shall prevail. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

5.                  Trust Indenture Acts Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (“TIA”), that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

6.                  Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

7.                  Trustee Makes No Representation. The statements herein, except the Trustee's certificates of authentication, are deemed to be those of the Company or OCI, as applicable, and not of the Trustee. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

8.                  Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

9.                  Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

10.              Notices. Any request, demand, authorization, notice, waiver, consent or communication to any of the parties shall be made as set forth in Section 12.02 of the Indenture.

11.              Successors. All agreements of each of the Company and OCI in respect of this Supplemental Indenture shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.

IN WITNESS WHEREOF, this Supplemental Indenture has been duly executed by the Company, OCI and the Trustee as of the date first written above.

Omnicom Group Inc.
By:	/s/ Randall J. Weisenburger
	Name:	Randall J. Weisenburger
	Title:	Executive Vice President and Chief Financial Officer

Omnicom CAPITAL Inc.
By:	/s/ Michael J. O’Brien
	Name:	Michael J. O’Brien
	Title:	Secretary

Deutsche Bank Trust Company Americas, as Trustee
By:	/s/ Christina Van Ryzin
	Name:	Christina Van Ryzin
	Title:	Vice President
By:	/s/ Kisha A. Holder
	Name:	Kisha A. Holder
	Title:	Vice President

IN WITNESS WHEREOF, this Supplemental Indenture has been duly executed by the Company, as successor to Omnicom Finance Inc., as of the date first written above.

Omnicom Group Inc.
By:	/s/ Randall J. Weisenburger
	Name:	Randall J. Weisenburger
	Title:	Executive Vice President and Chief Financial Officer